EXHIBIT 99.7

Gord Laschinger                                                                                                                                                                   October 28, 2008

President & CEO

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, On M5A 1J5

Re: Constructive Dismissal and Claim for Unpaid Wages and Expenses

Dear Mr. Laschinger,

I am giving formal written notice that I will no longer do work on behalf of Northern Ethanol (Canada) Inc. effective November 3rd, 2008 by reason of non-payment of wages from August 1, 2008 as well as non-payment of expenses. Unless all back wages, benefits and expenses are paid in full by November 3rd, 2008, I will no longer perform services as of that date. As you are aware, the non-payment of my earned wages, for the period mentioned above, constitutes constructive dismissal by Northern Ethanol.

However, despite the corporation’s breach of its obligations to me, I will make myself available to provide advice or information to Northern Ethanol in regard to any of the ongoing projects.

I strongly urge Northern Ethanol to pay my outstanding wages and expenses by no later than November 3rd, 2008. Otherwise I have directed my lawyer to take immediate legal action against Northern Ethanol and its directors. I reserve all my rights to sue for wages, outstanding vacation pay, expenses, bonuses, and all compensation and entitlements arising out of my constructive dismissal, as well as repayment of all my legal costs in pursuit of this action. I trust that the corporation and its directors will take prompt action to remedy the situation and avoid any further legal action on my part.

As an officer of Northern Ethanol I have certain obligations and liabilities, and as such, I will require Northern Ethanol to make an 8K filing showing that my employment as an officer terminated due to constructive dismissed by the company. This is required to meet regulatory requirements and also to evidence that I no longer an officer of the company, and therefore have no further liabilities or obligations as such. Please provide me and my lawyer with a copy of the filing for our records.

Yours very truly,

s/Steven Reader

Steven Reader

cc:	M. Catherine Osborne
cc:	Andrew Telsey, Paul Durst, Andrew Gertler, Frank Klees and Robert Richards